For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

FOR IMMEDIATE RELEASE

YTB International Announces Preliminary Second Quarter Results
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Reports First Profitable Quarter in Company History

WOOD RIVER, Ill., August 1, 2007 - YTB International, Inc. (OTC: YTBLA.PK) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today announced preliminary unaudited financial results for the quarter ended June 30, 2007.

YTB expects to report total revenue of approximately $32 million for the second quarter of 2007.  In addition, the Company anticipates reporting approximately $1 million to approximately $1.25 million in pre-tax net income for the quarter ended June 30, 2007.  The year-to-date results still reflect a loss position.

“We are excited by the growth we have experienced in the second quarter, including an increased number of RTAs, the amount of travel booked through our sites and total revenue.  This quarter also marks the first profitable quarter YTB International has ever reported, signifying a major milestone in our Company’s history,” stated Scott Tomer, chief executive officer of YTB International. “We look forward to the future and continuing to increase value for our shareholders.”

Additional financial results for the second quarter will be disclosed in YTB International’s 10-QSB for the quarter ended June 30, 2007, which will be filed with the Securities and Exchange Commission on or before August 14, 2007.

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 100,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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This document is available on the KCSA Worldwide Website at www.kcsa.com.